Exhibit 10.1

AGREEMENT FOR INDIVIDUALLY-CONTRACTED

FIRM NATURAL GAS TRANSPORTATION SERVICE

This Agreement for individually-contracted firm natural gas transportation service (hereafter referred to as the “Agreement”) is made this 8th day of April, 2004, by and between WISCONSIN POWER AND LIGHT COMPANY, a Wisconsin corporation engaged in the distribution of natural gas, 4902 North Biltmore Lane, Madison, Wisconsin 53718-2148 (hereafter referred to as “WPL”) and UNITED WISCONSIN GRAIN PRODUCERS, LLC, a Wisconsin limited liability company, located at W1231 Tessman Road Cambria, Wisconsin 53923 (hereafter referred to as “Buyer”).

WHEREAS, Buyer has requested that WPL provide firm natural gas transportation service for the Project (as defined below), and WPL has agreed to provide such service; and

WHEREAS, Wisconsin Statutes Section 196.194(2) enables a Wisconsin natural gas distribution utility to enter into an individual contract if the customer has substitute gas services available; and

WHEREAS, WPL has filed with the Public Service Commission Wisconsin (“PSCW”) a Contracted Service Rate tariff, as required by Wis. Stat. Section 196.194(2); and

WHEREAS, the Transportation Rate (as defined below) incorporated in this Agreement has been established with the intent of meeting the compensatory standard, as required by Wis. Stat. Section 196.194(2); and

WHEREAS, Buyer meets the Availability conditions stated in the tariff, including the demonstration of a bona fide ability to obtain substitute fuel services.

NOW THEREFORE, in consideration of the mutual agreements contained herein, WPL and Buyer stipulate and agree as follows:

ARTICLE I

PURPOSE

1.0                              The purpose of this Agreement is to set forth the general terms and conditions under which Buyer may purchase individually-contracted natural gas transportation service and under which WPL agrees to provide such service.

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

ARTICLE II

DEFINITIONS

2.0                                Balancing Period – The interval used by WPL to calculate differences between Buyer’s Transportation Gas Delivered and Transportation Gas Received.

2.1                                Buyer’s Pooling Agent – The Pooling Agent or Agents whom Buyer has designated to WPL will act on behalf of the Buyer for a given Balancing Period.

2.2                                Construction Costs – The direct and indirect costs incurred by WPL with respect to the construction of the Gas Delivery Facilities.

2.3                                Gas Delivery Facilities – The gas main and associated facilities to be installed by WPL to provide an interconnection between the Project and the Pipeline gate station, with capacity of at least 8000 dekatherms per day of natural gas transportation service to Buyer’s Project.

2.4                                Pipeline – ANR Pipeline Company or any successor interstate pipeline company that delivers the Buyer’s purchased gas from producers to the point at which the Pipeline’s gate station and WPL’s Gas Delivery Facilities interconnect.

2.5                                Pipeline Transportation Agreement – An agreement executed by Buyer or on behalf of Buyer for the delivery of natural gas supplies via an interstate pipeline company to the Pipeline gate station.

2.6                                Project – Buyer’s dry mill, fuel grade ethanol plant to be built by Buyer at Buyer’s expense in Friesland, Wisconsin.

2.7                                Transportation Gas Delivered – The volume of natural gas (expressed in dry dekatherms) conveyed by WPL to Buyer as determined by measuring equipment which WPL will own and operate at Buyer’s facilities for measuring natural gas deliveries.

2.8                                Transportation Gas Received – The volume of natural gas (expressed in dry dekatherms), which an interstate pipeline transporter delivers on behalf of Buyer to WPL through the Pipeline gate station connected to WPL’s Gas Delivery Facilities pursuant to a Pipeline Transportation Agreement.

2.9                                Transportation Rate – The total of the rates set forth in Sections 4.1 and 4.2 of this Agreement.

2.10                          Utility Service Rate Schedule and Riders – WPL Volume III Rate Book Schedules and Riders, or successors thereto.  Such rate schedules and riders shall govern the terms and conditions associated with natural gas transportation service under this Agreement, but not the rates and surcharges which apply.

ARTICLE III

FACILITIES CONSTRUCTION

3.0                                Pursuant to the Utility Service Rate Schedule and Riders, WPL shall construct or cause to be constructed, and shall own, operate, and maintain the Gas Delivery Facilities to render the natural gas transportation service contemplated by this Agreement.  The Gas Delivery Facilities include Town Border Station pipeline upgrades, pipeline facilities, measurement and telemetry equipment, heating, regulation, and other gas conditioning facilities.

ARTICLE IV

SERVICE AND RATES

4.0                                Service Volumes and Terms

Subject to the provisions herein (including, without limitation, Section 5.2), during the term of this Agreement, WPL agrees to transport and deliver to Buyer the Transportation Gas Received, as defined herein, to a maximum of 8,000 dekatherms per day of Transportation Gas Received at a regulated pressure of 60 psig at the meterset.  Buyer agrees that it will commence using WPL’s gas transportation service no later than May 1, 2005 (the “Target Commencement Date”).  Buyer shall commence payment for such service pursuant to Clauses 4.1 and 4.2 below upon the Target Commencement Date or when the meter registers a measurable flow of gas for two or more consecutive days, whichever is earlier (the “Billing Commencement Date”).

WPL shall transport and deliver any volumes of Transportation Gas Received in excess of 8,000 dekatherms per day if approved by WPL prior to transportation and delivery and if facilities and capacity are available to do so.  If either is not available, WPL shall nonetheless endeavor to provide the gas transportation service through the installation of additional Gas Delivery Facilities, at additional cost to be negotiated by Buyer and WPL.  WPL’s approval shall not be unreasonably withheld or delayed.

Buyer and WPL agree that the Transportation Gas Received under this Agreement shall be governed by the terms and conditions of service of Buyer’s applicable Utility Service Rate Schedule and Riders, but that the Transportation Rate, and any associated surcharges, will be governed solely by this Agreement.  Buyer is solely responsible for making arrangements for the Transportation Gas Received, that is, contracting and paying for the purchase of the natural gas and for the delivery through an interstate pipeline transporter of the natural gas to the interconnection between the Pipeline gate station and WPL’s Gas Delivery Facilities.

Effective with the Billing Commencement Date, the Buyer agrees to pay a minimum annual amount to WPL that is equal to the annual billings for 1,400,000 dekatherms of Transportation Gas Delivered, for the Transportation Rate components detailed in sections 4.1 and 4.2 below.  This amount will be reconciled annually following the end of each calendar year, prorated for the first year from the Billing Commencement Date through December 31 and for the last year from January 1 through the termination date, and any shortfall amount will be billed by WPL and paid by Buyer in accordance with Section 4.5 below.  Any event within WPL’s control that requires curtailment will lower the above minimum annual billing volume of 1,400,000 dekatherms by 4,000 dekatherms for each day of curtailment.

4.1                                Transportation Rate

Buyer will pay WPL each month a service fee of [*]. Buyer will also pay WPL [*] for each dekatherm for the first 1,400,000 dekatherms of Transportation Gas Delivered to Buyer by WPL.  Each additional dekatherm consumed by Buyer above the 1,400,000 dekatherm threshold will be billed by WPL to Buyer at [*]/dekatherm.

4.2                                Administration Charge

Buyer will pay WPL each month an Administration Charge of [*] to recover costs associated with billing and administration of their account.

4.3                                FERC Mandated Non-gas Surcharges

Buyer is responsible for any FERC mandated non-gas surcharges including without limitation, Take or Pay Recovery, Dakota Cost Recovery, Gas Industry Transition Cost Recovery, Gas Research Institute Charges, and Annual Cost Adjustment Charges which are rightfully and properly assessed by the Pipeline or any other entity related to the Transportation Gas Delivered.  Buyer will reimburse and indemnify WPL for any such FERC mandated non-gas surcharges billed by the Pipeline or any other entity to WPL with respect to any natural gas delivered to Buyer pursuant to this Agreement.

4.4                                Adjustment of Transportation Rate

If, at any time subsequent to the effective date of this Agreement, the Public Service Commission of Wisconsin (1) in any way indicates that it intends to review, or initiates an inquiry or proceeding to review whether the Transportation Rate is compensatory under Wis. Stat. Section 196.194(2), or (2) determines that the Transportation Rate is not compensatory, each party shall provide the other with immediate notice of any such PSCW inquiry, proceeding, intention, or determination and shall provide the other with any correspondence or other documentation related to any PSCW inquiry, proceeding, intention, or determination.  The parties agree to negotiate in good faith to amend Sections 4.1 and 4.2 of this Agreement to resolve any PSCW concerns regarding the amount of the Transportation Rate.

4.5                                Billing

WPL will bill Buyer by the terms of this Agreement on a monthly basis, with the invoice

* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

to be received by Buyer at least fifteen (15) days before the due date thereof.  Buyer will remit payment for each invoice within fifteen (15) days after receipt of each invoice.

4.6                                Taxes

Buyer shall be responsible for any and all taxes and royalties imposed by any governmental agency, if any, on WPL with respect to the Transportation Gas Delivered for the benefit of Buyer through the Gas Delivery Facilities.

4.7                                Additional Services

Nothing in this Agreement will preclude the parties from entering into agreements for additional services to Buyer, and the payment therefor, to the extent the parties mutually agree.

ARTICLE V

SERVICE CONDITIONS

5.0                                Title

Buyer warrants that it shall have good title to the Transportation Gas Received by WPL on Buyer’s behalf at the Pipeline gate station for transportation hereunder and that such quantities shall be free and clear of all liens, encumbrances, and adverse claims whatsoever which would interfere with or make wrongful WPL’s transportation of same.

5.1                                Balancing Service

Buyer accepts the balancing services set forth in the applicable Utility Service Rate Schedules and Riders during the term of this Agreement so that any positive or negative imbalances can be liquidated during a balancing period.

5.2                                Continuity of Service and Interruptions

WPL shall use commercially reasonable diligence to provide Buyer with firm gas transportation service, but shall not be liable for interruptions, deficiencies, or imperfections in service resulting from causes that are beyond its reasonable control.  WPL shall not be held liable for interruptions, deficiencies, or imperfections in service resulting from inadequate gas supply.  Further, WPL shall not be held liable for any interruptions, deficiencies, or imperfections in service due in any way to the Pipeline’s failure or inability to deliver gas to WPL at sufficient pressure in order for WPL to deliver the Transportation Gas Received to Buyer.

5.3                                Conduct of Operations

Buyer shall conduct its operations in such a manner as to avoid any damage to person or property resulting from cessation or restriction of deliveries of transportation gas to Buyer hereunder.

5.4                                Additional Customers

WPL may serve additional customers from the Gas Delivery Facilities.   However, WPL shall not serve any other subsequent customer if service to such customer would cause WPL not to fulfill its obligations to Buyer under Section 4.0 or increase the cost to Buyer over the rates set forth in this Agreement.

ARTICLE VI

TERM

6.0                                Term

The term of this Agreement shall commence on the date on which this Agreement is executed by both WPL and Buyer, and shall terminate five (5) years thereafter.

Termination of this Agreement shall be subject to final balancing of quantities in accordance with the provisions of this Agreement and interstate pipeline requirements on balancing.  Obligations to pay monies due for service provided hereunder shall not be affected by and shall survive the termination of this Agreement.

ARTICLE VII

GOVERNING LAW AND EFFECT OF FURTHER ORDERS OR REGULATIONS

7.0                                This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin.  This Agreement and the services performed hereunder are subject to all valid laws, orders, rules, and regulations of duly constituted authorities having jurisdiction.  This Agreement and Amendments are subject to approval by the Public Services Commission of Wisconsin as an Individual Contract under Wis. Stat. Section 196.194(2).

ARTICLE VIII

CONFIDENTIALITY REQUIREMENTS

8.0                                This Agreement shall be filed by WPL with the PSCW under rules of confidentiality within 20 days of execution. Other than said filing, both Buyer and WPL agree not to provide any information regarding this Agreement or the Transportation Rate to any other parties (unless required to do so by a duly constituted governmental or regulatory body) as long as this Agreement is in force.  If a duly constituted governmental or regulatory body does request information regarding this Agreement or the Transportation Rate, both Buyer and WPL agree to provide the other with notice at least five (5) days before the date of making such requested disclosure so that the other party to this Agreement may intervene in any proceeding which may affect the ultimate disclosure of this Agreement or the Transportation Rate.  Further, Buyer and WPL agree that information regarding this Agreement or the Transportation Rate may be disclosed to individuals or organizations who are not parties to this Agreement if prior written consent is received from the other party to this Agreement.  Finally, either party to this Agreement may disclose the terms of this Agreement to any of its employees or agents including employees or agents of its affiliate companies, excluding WPL’s nonpublic utility power marketing affiliates, on a need-to-know basis.

ARTICLE IX

EVENTS OF DEFAULT

9.0                                Either party which asserts that a breach or default of this Agreement has occurred shall promptly give the alleged defaulting party written notice of the asserted default which specifies the nature of the breach.  The following events constitute Events of Default hereunder:

a.                                       Except with respect to instances where WPL breaches its obligations under Section 4.0 above, if either party breaches or fails to observe or perform any other material term, covenant, agreement, or obligation of this Agreement, unless: a) within thirty (30) days after written notice from the non-defaulting party specifying the nature of such breach or failure, the defaulting party cures said default, or if the breach or failure cannot be reasonably cured within thirty (30) days, then within such longer period as the parties may agree in writing; or b) within thirty (30) days after the written notice of default the defaulting party provides the non-defaulting party with a notice of dispute pursuant to Section 11.1 and cures any part of the breach or failure not subject to dispute within the original thirty (30) day notice period or if not curable within that time, within such longer period as the parties may agree in writing.

b.                                      Any representation or warranties herein shall prove to have been incorrect when made or deemed made.

c.                                       If either party is dissolved, or its existence is terminated, or its business is discontinued, unless this Agreement is assigned to a successor pursuant to Article XII, or unless a majority of the owners elect to continue its business under a successor company, and such company notifies the non-defaulting party of its intention to assume the defaulting party’s obligations under this Agreement within thirty (30) days of such dissolution, termination, or discontinuation.

d.                                      If WPL breaches its obligations under Section 4.0 unless within twenty-four (24) hours after notice from the Buyer, WPL cures the breach.

9.1                                Remedies Upon Default.  Subject to the dispute resolution and arbitration procedures in Article XI, upon the occurrence of an Event of Default by a party, or if otherwise permitted under this Agreement, the non-defaulting party may exercise all remedies available at law or at equity or other appropriate proceedings.

a.                                       The non-defaulting party may seek recovery of amounts due and unpaid by the defaulting party, and/or for damages and expenses resulting from the Event of Default, which shall include all costs and expenses reasonably incurred in the exercise of its remedy (including reasonable attorney’s fees).

b.                                      If the Event of Default relates to the failure of WPL to provide Transportation Gas pursuant to the terms of this Agreement, Buyer shall have the right to specific performance of WPL’s obligation to provide Transportation Gas as required under this Agreement.

c.                                       If a material Event of Default occurs, the non-defaulting party may, without recourse to legal process, terminate this Agreement by delivery of a written notice to the defaulting party declaring termination, without liability to the non-defaulting date of termination.  To exercise this option, the non-defaulting party must deliver the written notice of termination while the material Event of Default is continuing or within ninety (90) days after the Event of Default has been cured by the defaulting party.  If the notice of termination is not delivered within that time period, the non-defaulting party may not terminate this Agreement for that Event of Default.  Any such notice of termination shall be effective ninety (90) days after receipt by the defaulting party.

9.2                                Effect of Termination.  No termination of this Agreement following any Event of Default shall relieve the defaulting party of its liability and obligations arising hereunder prior to the effective date of termination.

9.3                                Limitation of Liability.  Neither party shall be entitled to seek incidental, consequential, indirect, special, or exemplary damages, including, without limitation, any damages for lost profits or production.

ARTICLE X

FORCE MAJEURE

10.0                          Neither WPL nor Buyer shall be liable for any loss or damage of any nature suffered or incurred as a result of any failure or delay in performance due to Force Majeure, except for payment obligations of Buyer hereunder.  For the purpose of this Agreement, Force Majeure shall mean any circumstance, event, act, or force not resulting from the fault or negligence of the party claiming Force Majeure which is beyond the control of the party claiming Force Majeure, including, but not limited to:  any strikes, lockouts, or labor disputes; fires or explosions; acts of God; acts or omissions of third parties not under the control of WPL or Buyer; acts of the public enemy; riots; incendiaries; sabotage; terrorist activity or threat of terrorist activity which, under the circumstances, would be considered to be a precursor to actual terrorist activity; economic sanction or embargo; earthquake; abnormal weather conditions, action of the elements, floods, lightening, or wind; unavailability of equipment, supplies, or products; interference by civil or military authorities; compliance with the laws of the United States of America or with the orders or policies, laws, or rules of any governmental authority; equipment breakdown or failure; delays in transit or delivery on the part of transportation companies or communication facilities; or any other event or circumstance whether similar or dissimilar to the foregoing which is beyond the reasonable control of the party claiming Force Majeure.  No party shall be deemed to have suffered an event of Force Majeure due to the failure of equipment which that party, or its agents, employees, or assigns, is responsible for operating or maintaining if the equipment has not been operated or maintained in accordance with prudent utility practice.

10.1                          Effect of Force Majeure.  If a party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure, that party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, provided that:

a.                                       The party affected by such Force Majeure, as soon as reasonably practical after the occurrence of the claimed Force Majeure event, gives prompt oral notice to the other party, followed by a written notice, fully describing the particulars of the occurrence;

b.                                      The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

c.                                       The Party affected by such Force Majeure shall in good faith use such effort as is reasonable under all the circumstances known to the party at the time to remove or remedy the cause(s) of the Force Majeure and to mitigate the damages.

10.2                          Payment Obligations Not Excused.  Notwithstanding anything in this Article to the contrary, no payment obligation arising under this Agreement prior to the date of an event of Force Majeure shall be excused by such event of Force Majeure.

10.3                           Settlement of Strikes.  Notwithstanding Section 10.1(c), neither party shall be required to settle any strike or other labor disturbance except on terms satisfactory to such party.

ARTICLE XI

DISPUTE RESOLUTION

11.0                          General Provisions.  Every dispute of any kind or nature between the Parties arising out of or in connection with this Agreement (each a “Dispute”) shall be resolved in accordance with this Section, to the extent permitted by Law.

11.1                          Referral to Senior Management.

a.                                       Upon the occurrence of a Dispute, either Buyer or WPL may deliver a notice to the other party requesting that the Dispute be referred to the senior management of WPL and Buyer.  Any such notice shall include the names of the senior management of the party nominated to attempt to resolve the Dispute and a schedule of their availability during the thirty (30) day period following the date of the notice.  Any such notice shall be delivered within a reasonable time after the Dispute arises, but in no event shall it be delivered less than thirty (30) days before the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations.

b.                                      Within seven (7) days after receipt of a notice pursuant to Section 11.1(a), the other party shall provide a notice to the requesting party indicating the names of the senior management of the party nominated to attempt to resolve the Dispute, and a schedule of their availability during the remainder of the thirty (30) day period following the date of the notice.

c.                                       During the remainder of the thirty (30) day period following delivery of the notice, the nominated members of the senior management of WPL and Buyer shall meet as frequently as possible and shall attempt in good faith to resolve the Dispute.

11.2                          Arbitration

a.                                       Any Dispute that has not been resolved within thirty (30) days of the delivery of a notice in accordance with Section 11.1 shall be submitted to arbitration pursuant to the procedures set forth in this Section and pursuant to the commercial arbitration rules of the American Arbitration Association (the “Arbitration Rules”).  If and to the extent that the provisions of this Section are inconsistent with the Arbitration Rules, the provisions of this Section shall control in any arbitration proceeding to the extent permitted by Law.

b.                                      Either WPL or Buyer may make demand for arbitration in writing to the other party, setting forth the nature of the Dispute, the amount involved, if any, the remedies sought, and the name of the arbitrator appointed by the party demanding arbitration.  The demand for arbitration shall be made within a reasonable time after the expiration of the thirty (30) day period set forth in Section 11.1(a), and in no event shall it be made when institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations.

c.                                       Within fifteen (15) days after any demand for arbitration under Section 11.2(a), the other party shall name its arbitrator, or if in default thereof, such arbitrator shall be named pursuant to the Arbitration Rules.  The two (2) arbitrators so selected shall name a third arbitrator within ten (10) days after selection of the second arbitrator, or, in the absence of agreement on a third arbitrator by the two (2) arbitrators so appointed, a third arbitrator shall be appointed pursuant to the Arbitration Rules.

d.                                      The arbitration hearing shall be held in Dane County, Wisconsin, or such other place as may be mutually agreed upon by the parties, and shall commence not later than ninety (90) days after the date of the original demand under Section 11.2(a).  The award of the arbitrators shall be made not later than thirty (30) days after the date of closing of the hearing, or if oral hearings have been waived, after the date of transmitting the final statements and proof to the arbitrators; provided, however, that in no event shall any award be made later than one hundred and eighty (180) days after the date of the original demand for arbitration under Section 11.2(b).  The arbitrators shall be required to render a reasoned decision in writing accompanying any word.

e.                                       In the event the arbitrators find a breach of the terms and conditions of this Agreement to have occurred and be continuing, the arbitrators shall have express authority to order specific performance of the terms and obligations of the Agreement to the extent allowed in Section 9.1(b) above, and to order the payment of damages to compensate the non-defaulting party for any loss to the extent allowed in Sections 9.1(a), 9.1(b), 9.2, and 9.3 above.  Any payment of damages ordered by the arbitrators shall bear interest at the Prime Rate as set forth in the Wall Street Journal, which interest shall accrue daily, from the date as of which such damages are calculated to the date on which the party entitled thereto receives payment thereof in full.  The award of the arbitrators shall be final, except as otherwise provided by applicable law.  Judgment upon such award may be entered on behalf of the prevailing party in any court having jurisdiction thereof, and application may be made by such party to any such court for judicial acceptance of such award and an order of enforcement.

f.                                         The administrative and arbitrator’s costs shall be borne by the unsuccessful party unless the arbitrators by their award shall otherwise provide, but each party shall pay its own other costs and attorneys fees.

11.3                          No Other Remedies.  Unless an Event of Default unrelated to the matters in dispute occurs, during the conduct of dispute resolution procedures pursuant to this Article XI no party shall exercise any other remedies hereunder arising by virtue of the matters in dispute; provided, however, that nothing in this Section shall be construed to prevent WPL from suspending performance in the event that Buyer has not paid undisputed amounts due and owing to WPL under this Agreement.

ARTICLE XII

ASSIGNMENT AND TRANSFER

12.0                          Except as otherwise provided in this Article, neither party may assign all or any portion of its interest in this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

12.1                          Either party shall have the right to assign all (but not less than all) of its interest in this Agreement to a subsidiary or affiliate or to an entity with which it has merged or consolidated or transferred all or substantially all of its assets; provided, however, that the assignee shall assume in writing all of the assignor’s rights and obligations under this Agreement and shall be creditworthy.

12.2                          Buyer shall have the right to assign its interest in this Agreement in whole to its lenders for collateral security purposes in connection with obtaining construction or permanent financing for the Project.  WPL shall cooperate with Buyer in Buyer’s efforts to obtain financing, including the provision of consents or authorizations, opinions of counsel, and other documents reasonably required by lenders to obtain financing for the Project.

12.3                          This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties.

ARTICLE XIII

MODIFICATION OF TERMS AND CONDITIONS

13.0                          Modification of the terms and conditions of this Agreement may be made from time to time during the term hereof upon the mutual agreement of both parties and shall not be binding unless in writing and signed by authorized representatives of both parties.  To the extent required by regulation, rule, or statute, any and all modifications of the terms and conditions of this Agreement shall be filed in a timely manner (under rules of confidentiality) by WPL with the PSCW.

ARTICLE XIV

NOTICES

14.0                          Unless otherwise provided herein, all communications from one party to the other shall be sent by registered mail, overnight mail, or facsimile transmission.  All communications should be addressed to:

WPL:	Buyer:

Pat Keenan	Kevin Roche
Director – Sales and Marketing	President
Alliant Energy	United Wisconsin Grain Producers, LLC
4902 North Biltmore Lane	Friesland, WI 53935-0247
Madison, WI 53707-1007	Phone No. 920-348-5016
Phone No. 608-458-3489	Fax No. 920-348-5009
Fax No. 608-458-0214

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WISCONSIN POWER AND LIGHT COMPANY		UNITED WISCONSIN GRAIN PRODUCERS, LLC

By:	/s/ Patrick E. Keenan	By:	/s/Kevin Roche

Name:	Patrick E. Keenan	Name:	Kevin Roche

Title:	Director	Title:	President